Filed Pursuant to Rule 433
Registration No. 333-134553

Final Terms and Conditions

10YR Curve Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings (A1, A+, A+)

Issue Size:	USD 33,700,000

Issue Price:	100.00%

CUSIP:	52517PT68

Trade Date:	February 1, 2007

Issue Date:	February 16, 2007

Maturity Date:	February 16, 2017

Coupon	For each Interest Period commencing on or after:

The Issue Date to but excluding February 16, 2009: 8.92%

February 16, 2009: 8.92% x Interest Accrual Factor, subject to a minimum coupon of 0.00%

Interest Period:

Semi-annually from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Daycount Basis	Unadjusted modified following 30/360

Interest Payment Dates	Semi-annually on the 16th of each February and August, commencing on August 16, 2007 and ending on the Maturity Date

Interest Accrual Factor:

For any Interest Period commencing on or after February 16, 2009, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to 0.15% during that Interest Period divided by the total number of calendar days (including non Business Days) in the Interest Period.

SPREAD REF	For any day in an Interest Period commencing on or after February 16, 2009 (subject to the Rate Cut Off):

SPREAD REF = 5yr CMS Rate - 2yr CMS Rate

5yr CMS Rate

On any Business Day during an Interest Period commencing on or after February 16, 2009, the rate for U.S. Dollar swaps with a maturity of 5 years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00a.m., New York City time, on that day.

2yr CMS Rate

On any Business Day during an Interest Period commencing on or after February 16, 2009, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00a.m., New York City time, on that day.

If either the 5yr CMS Rate or the 2Yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any date, the 5yr CMS Rate or the 2Yr CMS Rate, as applicable, for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate (as described under “Description of the Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006).

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Business Days	London and New York

Calculation Agent	Lehman Brothers Special Financing

Denomination:	US$1,000/1,000

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Levels of the 5yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposed the 5yr CMS Rate and the 2yr CMS Rate in effect on the Trade Date and the hypothetical Interest Payment Dates listed below; the Coupon payable on any Interest Payment Date for the Notes for an Interest Period commencing on or after February 16, 2009, however, will be determined based on the 5yr CMS Rate and the 2yr CMS Rate in effect on each day during that Interest Period.  The historical experience of the 5yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 5yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 5yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	5yr CMS Rate (in %)	2yr CMS Rate(in %)	SPREAD REF: 5yr CMS Rate — 2yr CMS Rate (in %)
2/1/2007	5.262	5.314	-0.052
8/16/2006	5.302	5.325	-0.023
2/16/2006	5.098	5.089	0.009
8/16/2005	4.529	4.402	0.127
2/16/2005	4.165	3.768	0.397
8/16/2004	3.892	2.852	1.04
2/17/2004	3.402	2.006	1.396
8/18/2003	3.807	2.133	1.674
2/18/2003	3.308	1.921	1.387
8/16/2002	3.987	2.635	1.352
2/19/2002	4.841	3.355	1.486
8/16/2001	5.296	4.281	1.015
2/16/2001	5.738	5.348	0.39
8/16/2000	7.034	7.003	0.031
2/16/2000	7.45	7.175	0.275
8/16/1999	6.707	6.354	0.353
2/16/1999	5.589	5.399	0.19
8/17/1998	5.884	5.757	0.127
2/17/1998	5.799	5.652	0.147
8/18/1997	6.384	6.115	0.269
2/18/1997	6.31	5.967	0.343
8/16/1996	6.58	6.154	0.426
2/16/1996	5.576	5.054	0.522
8/16/1995	6.635	6.268	0.367
2/16/1995	7.611	7.326	0.285
8/16/1994	7.13	6.392	0.738
2/16/1994	5.581	4.638	0.943
8/16/1993	5.243	4.121	1.122
2/16/1993	5.778	4.364	1.414
8/17/1992	5.861	4.097	1.764
2/18/1992	7.23	5.64	1.59
8/16/1991	7.81	6.71	1.1
2/19/1991	8.13	7.35	0.78
8/16/1990	9.08	8.55	0.53
2/16/1990	9.22	8.9	0.32
8/16/1989	8.93	8.77	0.16
2/16/1989	9.94	10.07	-0.13
8/16/1988	9.81	9.5	0.31
2/16/1988	8.75	7.96	0.79
8/16/2006	5.302	5.325	-0.023
2/16/2006	5.098	5.089	0.009
8/16/2005	4.529	4.402	0.127
2/16/2005	4.165	3.768	0.397
8/16/2004	3.892	2.852	1.04
2/17/2004	3.402	2.006	1.396

8/18/2003	3.807	2.133	1.674
2/18/2003	3.308	1.921	1.387
8/16/2002	3.987	2.635	1.352
2/19/2002	4.841	3.355	1.486
8/16/2001	5.296	4.281	1.015
2/16/2001	5.738	5.348	0.39
8/16/2000	7.034	7.003	0.031
2/16/2000	7.45	7.175	0.275
8/16/1999	6.707	6.354	0.353
2/16/1999	5.589	5.399	0.19
8/17/1998	5.884	5.757	0.127
2/17/1998	5.799	5.652	0.147
8/18/1997	6.384	6.115	0.269
2/18/1997	6.31	5.967	0.343
8/16/1996	6.58	6.154	0.426
2/16/1996	5.576	5.054	0.522
8/16/1995	6.635	6.268	0.367
2/16/1995	7.611	7.326	0.285
8/16/1994	7.13	6.392	0.738
2/16/1994	5.581	4.638	0.943
8/16/1993	5.243	4.121	1.122
2/16/1993	5.778	4.364	1.414
8/17/1992	5.861	4.097	1.764
2/18/1992	7.23	5.64	1.59
8/16/1991	7.81	6.71	1.1
2/19/1991	8.13	7.35	0.78
8/16/1990	9.08	8.55	0.53
2/16/1990	9.22	8.9	0.32
8/16/1989	8.93	8.77	0.16
2/16/1989	9.94	10.07	-0.13
8/16/1988	9.81	9.5	0.31
2/16/1988	8.75	7.96	0.79